Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SOLID REVENUE GROWTH FOR THE SECOND QUARTER 2003;
ACHIEVES DAPOXETINE MILESTONE

WILMINGTON, NC, July 16, 2003—PPD, Inc. (Nasdaq: PPDI) today reported financial and operating results for its second quarter ended June 30, 2003.

Under U.S. Generally Accepted Accounting Principles (GAAP), PPD recorded second quarter net revenue of $185.0 million, an increase of 22 percent over net revenue of $151.6 million for the second quarter of 2002. Income from operations was $34.2 million, an increase of 31 percent from the second quarter of 2002. Second quarter 2003 earnings per diluted share was $0.30, compared to $0.31 earnings per diluted share for the same period last year. Second quarter 2003 earnings per diluted share of $0.30 includes a non-cash charge of $5.5 million, net of tax, related to the impairment of equity investments.

Net revenue for the second quarter of 2003, excluding reimbursed out-of-pockets of $16.3 million, was $168.7 million, an increase of 20 percent over the second quarter of 2002 presented on the same basis. Excluding the impairment of equity investments, second quarter 2003 diluted earnings per share was $0.40, an increase of 29 percent over the same period last year.

PPD believes the presentation of certain non-GAAP financial measures is useful to investors because it more accurately reflects the results of our operations by presenting revenue and expenses directly attributable to services we provide, and because it provides similar information for period-to-period comparisons.

New business authorizations for the second quarter of 2003 totaled $217.1 million. Net days sales outstanding year-to-date were 39 days. At June 30, 2003, PPD had $198.1 million in cash and minimal debt.

“PPD delivered another quarter of solid earnings growth and sustained operating margin performance which enabled PPD to end the quarter with a strong balance sheet and record cash,” stated Fred Eshelman, chief executive officer of PPD. “PPD has significant operating and strategic flexibility moving ahead, and the decision to move dapoxetine into Phase III development underscores our belief in building a balanced pipeline of partnered compounds while providing an integrated platform of high quality discovery and development services.”

PPD Announces Second Quarter 2003 Earnings

PPD will conduct a live conference call and audio Webcast tomorrow, July 17, 2003, at 9:00 a.m. ET to discuss its second quarter 2003 results. To access the Webcast, please visit http://www.ppdi.com and follow the directions on PPD’s Investors Web page. A replay of the Webcast will be available shortly after the call through 5:00 p.m. ET on July 31, 2003. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 915 4836, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical and biotechnology companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 5,600 professionals in 26 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; economic conditions in the pharmaceutical and biotechnology industries; risks associated with acquisitions and investments; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the outsourcing industry; loss of large contracts; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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